News Release

Amkor Technology Announces Notice of Full Redemption of 7.375% Senior Notes due 2018

TEMPE, Ariz. - May 20, 2015 - Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has issued a notice for the redemption of all $345 million aggregate principal amount of the Company’s outstanding 7.375% Senior Notes due 2018 (the “Notes”) to be effected on June 19, 2015. In accordance with the terms of the indenture governing the Notes, the redemption price will be 101.844% of the principal amount of the Notes, or $1,018.44 per $1,000.00 principal amount thereof, paid in cash. In addition, the Company will pay accrued and unpaid interest on the Notes to, but excluding, the redemption date.
The Company plans to fund the redemption of the Notes with borrowings under the Company’s credit facilities and cash on hand. The new borrowings bear interest at floating rates tied to LIBOR and, based on current interest rates, it is estimated that the redemption would result in potential annualized interest savings of approximately $17 million. The Company also expects to record a one-time charge in the second quarter of 2015 of approximately $9 million for early extinguishment of debt.
A notice of redemption is being sent to all currently registered holders of the Notes by U.S. Bank National Association, the trustee under the indenture governing the Notes. Copies of the notice and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling 1-800-934-6802 (toll-free).
About Amkor
Amkor is a leading provider of semiconductor packaging and test services to semiconductor companies and electronics OEMs. More information on Amkor is available from the company's SEC filings and on Amkor's website: www.amkor.com.
Forward-Looking Statement Disclaimer
This announcement contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the completion of the redemption, the potential interest savings and the charge for early extinguishment of debt. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the fact that an increase in the floating interest rates under the Company’s credit facilities would decrease the potential interest savings from the redemption and those discussed in Amkor’s Annual Report on Form 10-K for the year ended December 31, 2014, and in its subsequent filings with the

Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this announcement.

Contacts
Amkor Technology, Inc.
Greg Johnson
Senior Director, Finance and Investor Relations
480-786-7594
greg.johnson@amkor.com